UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

U.S.B. HOLDING CO., INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined.):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

November 12, 2007

Dear Shareholder:

We are writing to you in order to supplement the proxy materials that were mailed to you regarding the Special Meeting of Shareholders to be held at 10:00 a.m. on Wednesday, November 28, 2007, at which shareholders are being asked to vote on a proposal to adopt the Amended and Restated Agreement and Plan of Merger dated October 22, 2007, by and among KeyCorp (“Key”), an Ohio corporation, KYCA LLC (the “Merger Sub”), a Delaware limited liability company and a direct wholly-owned subsidiary of Key, and U.S.B. Holding Co., Inc. (“USB”), pursuant to which USB will merge with and into the Merger Sub.

The following information should have been included on page 34 of the proxy statement dated October 23, 2007, under “Interests of Certain Persons in the Merger,” but was inadvertently omitted from the printed version sent to you:

“Director Retirement Plan. Non-employee directors of USB participate in a Director Retirement Plan. A non-employee director who has served for a period of fifteen years is eligible to receive benefits under this plan. Under the preexisting terms of the Director Retirement Plan, vesting is accelerated in the event of a change in control, to the extent that an eligible director was not already vested. If the proposed transaction with Key were consummated, there would be no increased payments to any directors under the Director Retirement Plan as a result of accelerated vesting of benefits, other than to Directors Edward T. Lutz and Kevin J. Plunkett, who would each receive an estimated lump sum payment of $155,339.76 under the Director Retirement Plan as a result of the vesting due to the change in control. It is anticipated that each other non-employee director will receive an equivalent payment in settlement of his already-vested benefit under the Director Retirement Plan.”

A majority of USB’s board of directors recommends that you vote “FOR” adoption of the merger agreement and approval of the merger and the other transactions contemplated thereby.

We look forward to seeing you at the Special Meeting. If you need assistance, or have any questions about how to vote your shares, please call our proxy solicitor, Georgeson Inc. at (800) 457-5303.

Sincerely,

Raymond J. Crotty
President and Chief Operating Officer